2010-6

Contact:  R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON ELECTS JACK B. MOORE AS CHAIRMAN OF THE BOARD, EFFECTIVE MAY 2011; SHELDON R. ERIKSON TO RETIRE AS CHAIRMAN

HOUSTON (October 25, 2010) – Cameron’s (NYSE: CAM) Board of Directors has elected Cameron President and Chief Executive Officer Jack B. Moore as Chairman of the Board, effective May 3, 2011, the date of the Company’s next annual shareholder meeting.  In keeping with the Company’s established succession plan, Moore will replace retiring Chairman Sheldon R. Erikson, who will continue to serve as a director of Cameron.
Moore, 57, joined Cameron in 1999 and has been president and chief executive officer since April 2008.  Erikson, 69, has been chairman of the board since 1996 and served as the Company’s chief executive officer until he was succeeded in that position by Moore.  Erikson began his tenure at Cameron as president and chief executive officer when the Company was created in 1995.
Moore said, “Shel’s leadership and guidance have been fundamental in Cameron’s becoming one of the premier oil service companies in the energy arena.  We have benefited greatly from his experience and knowledge of the Company and our industry, and I am pleased that he will continue to provide valuable advice and counsel as a member of our board.”
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website:  www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future changes in management made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s action with respect to planned management changes could differ from those described in the forward-looking statements.  Such statements are based on current plans and expectations and are subject to future events and circumstances, over some of which the Company may have no control.